Exhibit 99.4

Asure Software Closes Three Strategic Acquisitions and Provides 2017 Financial Guidance

AUSTIN, Texas -- January 3, 2017 -- Asure Software, Inc. (NASDAQ: ASUR), a leading provider of Human Capital Management (HCM) and Digital Workplace software, has closed three strategic acquisitions and provided financial guidance for fiscal 2017.

On January 1, 2017, Asure Software closed three strategic acquisitions: Personnel Management Systems, Inc. (PMSI), a leading provider of outsourced HR solutions, Corporate Payroll, Inc. (Payroll Division) (CPI), a leading provider of payroll services in Ohio, and Payroll Specialties NW, Inc. (PSNW), a leading provider of payroll services in Oregon. Details of the three acquisitions were provided in separate press releases, which can be viewed here.

“Asure has had a strong finish to 2016 and exciting start to 2017,” said company CEO Pat Goepel. “After closing the Mangrove acquisition last March and realizing strong financial and operational synergies, we completed a ~ $14.4 million capital raise last month for strategic purposes, and are pleased to close these three strategic acquisitions. PSNW and CPI are top regional service bureaus that resell our HCM products (formerly Mangrove) and integrate seamlessly into our business, while PMSI is a leading HCM service company that expands our solution, service, and implementation capabilities, as we look to grow that business in 2017 and beyond.”

Goepel continued: “These acquisitions allow us to grow and make strategic decisions about our growth. Since joining as CEO in 2009, Asure had a $6 million market cap and was in a turnaround situation. Now that the transition is complete, we have evolved into a growth company, with a world-class customer base, industry-leading solutions, and a strong financial profile and outlook. With the completion of the recent capital raise, in which insiders participated for greater than 10%, and now the closing of these acquisitions, we are in a position to make strategic decisions to fund for accelerated growth, while continuing to drive strong EBITDA and cash flow.”

“While our fourth quarter recently closed and our audit is not yet complete, we feel confident in achieving our financial guidance for 2016. Following the close of these acquisitions, we are providing 2017 financial guidance that takes into account an increased level of investment in sales, product development, and service, which we expect to be partly funded by EBITDA and synergies from these acquisitions. For the full year of 2017, we expect revenue to range between $45 million and $47 million, and EBITDA (excluding one-time expenses) to be between $9 million and $9.5 million.

“Additionally, with the appointment of Eyal Goldstein as our new Chief Revenue Officer in December, as well as our reinvestment in growth, we anticipate ending 2017 with an acceleration in cloud bookings growth. In turn, this will position Asure for double-digit organic growth in 2018 and accelerated cash generation. We believe this growth and profitability profile makes us a unique SaaS company. With our combined growth and profitability, we continue to make strong progress toward achieving our mid-term goal of surpassing $100 million in revenue.”

The three acquisitions expect to generate between $5.5-7.5 topline revenue in 2017. Asure paid approximately $8.4 million in cash, $1 million in stock, and $2.2 million in seller notes for a total of $11.6 million.

The financial details of the individual acquired entities will be included in an 8-KA filing and referenced in the company’s 10-K in March, when Asure plans to report its financial results for Q4 and the full year of 2016.

About Asure Software
Asure Software, Inc. (NASDAQ: ASUR), headquartered in Austin, Texas, offers intuitive and innovative technologies that enable companies of all sizes and complexities to operate more efficiently. The company ensures a high-performing work environment by integrating its “keep it simple” solutions and expertise to more than 7,000 clients worldwide. Asure Software’s suite of solutions range from HCM workforce management solutions, time and attendance to workspace asset optimization and meeting room management solutions. For more information, please visit www.asuresoftware.com.

Asure Company Contact
Stacy Zellner
Telephone: 888-323-8835 x 3111
E-mail: szellner@asuresoftware.com

Asure Investor Contact
Matt Glover and Najim Mostamand
Liolios Group, Inc.
Telephone: 949-574-3860
E-mail: ASUR@liolios.com

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